Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
AutoNation, Inc.:
We consent to the incorporation by reference in the registration statements listed below of AutoNation, Inc. of our reports dated February 27, 2008, with respect to the consolidated balance sheets of AutoNation, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of AutoNation, Inc.
Our report on the consolidated financial statements refers to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109, effective January 1, 2007. Also, effective January 1, 2006, the company adopted Statement of Financial Accounting Standard No. 123 (revised 2004), Shared-Based Payment.
•	Form S-3 (Registration Nos. 333-44611, 333-35749, 333-29217, 333-23415, 333-20667, 333-18009, 333-08479, 333-04269, 333-01757, 033-65289, 033-63735, 033-62489, and 033-61649);
•	Form S-4 (Registration Nos. 333-41505, 333-17915, 333-17869, and 333-17867); and
•	Form S-8 (Registration Nos. 333-143250, 333-130019, 333-81888, 333-90819, 333-56967, 333-42891, 333-29265, 333-20669, 333-19453, 033-93742, and 333-07623).
/s/ KPMG LLP

February 27, 2008
Fort Lauderdale, Florida
Certified Public Accountants